Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

IDENTIV, INC.

(Originally incorporated on December 13, 1996
under the name SCM Microsystems, Inc.)

I.

The name of this corporation is Identiv, Inc. (hereinafter sometimes referred to as the “Corporation”).

II.

The address of the registered office of the Corporation in the State of Delaware is Incorporating Services, Ltd., 3500 S. DuPont Highway, in the City of Dover County of Kent (19901). The name of the registered agent at that address is Incorporating Services, Ltd.

III.

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

IV.

The Corporation is authorized to issue two classes of shares, designated “Preferred Stock” and “Common Stock.” The total number of shares which the Corporation shall have authority to issue is 60,000,000 of which 50,000,000 shares shall be Common Stock at $0.001 par value per share and 10,000,000 shares shall be Preferred Stock at $0.001 par value per share.

Shares of Preferred Stock authorized by this Certificate of Incorporation may be issued from time to time in one or more series. For any wholly unissued series of Preferred Stock, the Board of Directors of the Corporation (the “Board of Directors”) is authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them.

For any series of Preferred Stock having issued and outstanding shares, the Board of Directors is also authorized to decrease the number of shares of any series of Preferred Stock prior or subsequent to the issuance of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status of undesignated Preferred Stock.

Pursuant to the authority conferred by this Article IV, the following series of Preferred Stock has been designated, each such series consisting of such number of shares, with such designation and such rights, preferences, privileges, and restrictions as are stated and expressed in Exhibit A attached hereto and incorporated herein by reference:

Exhibit A: Series B Non-Voting Convertible Preferred Stock

V.

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the bylaws of the Corporation, the Board of Directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation. Election of directors need not be by written ballot unless the bylaws so provide.

VI.

The Board of Directors is authorized to make, adopt, amend; alter or repeal the bylaws of the Corporation. The stockholders shall also have power to make, adopt, amend, alter or repeal the bylaws of the Corporation.

VII.

To the fullest extent permitted by law, no director or officer (as such term is used in Section 102(b)(7) of the General Corporation Law of Delaware, as amended from time to time) of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable.

If the General Corporation Law of Delaware is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of a director or officer, then the liability of a director or officer of the Corporation, without any further corporate action on the part of the Corporation, shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware, as so amended.

Any repeal or modification of the foregoing provisions of this Article VII by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

VIII.

The stockholders of the Corporation may not take action by written consent in lieu of a meeting but must take any such action at a duly called annual or special meeting.

IX.

Subject to the rights of the holders of any outstanding series of Preferred Stock to elect additional directors under certain circumstances:

1.
The number of directors which constitute the entire Board of Directors shall be as specified in the bylaws of the Corporation.
2.
The Board of Directors shall be divided into three classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III.
3.
Notwithstanding the foregoing, directors elected at the annual meeting of stockholders to be held in 2025 and at each annual meeting of stockholders thereafter shall serve for terms expiring at the next annual meeting of stockholders following their election and shall hold office until their respective successors have been elected and qualified or until their earlier resignation, removal or death.
4.
For the avoidance of doubt, effective as of the annual meeting of stockholders to be held in 2026 (or the first annual meeting of stockholders thereafter at which all directors elected by stockholders generally are elected for a one-year term expiring at the next succeeding annual meeting of stockholders), the division of the Board of Directors into classes shall terminate.

Subject to the rights of the holders of any series of Preferred Stock then outstanding with respect to any directors elected by the holders of such series, (i) any director serving in a class of directors elected for a term expiring at the third annual meeting of stockholders following the election of such class shall be removable only for cause, and all other directors shall be removable either with or without cause, and (ii) the removal of any director, whether with or without cause, shall require the affirmative vote of the holders of a majority of the voting power of the outstanding shares of capital stock entitled to vote thereon, voting together as a single class.

Except as otherwise provided by applicable law, and subject to the rights of the holders of any series of Preferred Stock then outstanding, vacancies occurring on the Board of Directors for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by the affirmative vote of a majority of the remaining members of the Board of Directors then in office, although less than a quorum, or by the sole remaining director, and any director so chosen shall serve for a term expiring at the next election of directors and hold office until his or her successor has been elected and qualified or until his or her earlier resignation, removal or death.

X.

(i) Any merger or combination between the Corporation and an entity or person owning, directly or indirectly, 10% of the Corporation’s shares (an “Interested Purchaser”), and (ii) any sale of the Corporation or sale of all or substantially all of the assets of the Corporation to an Interested Purchaser (a transaction of the type described in clauses (i) and (ii) is referred to as a “Transaction”‘) will require the affirmative vote of at least two-thirds (2/3) of the combined voting power of all of the then-outstanding shares of the Corporation entitled to vote, unless either: (i) the Transaction is approved by a two-thirds (2/3) of the members of the Board of Directors; or (ii) as a result of the Transaction, all holders of then-outstanding shares of the Corporation (other than the Interested Purchaser) receive cash in an amount at least equal to the greatest of (a) the highest price paid by the Interested Purchaser for any shares of the Corporation during the offer; or (b) an amount reflecting the same or a greater percentage relationship to the then market price of the Corporation’s stock as the highest price per share paid by the Interested Purchaser during the tender offer bears to the market price of the stock immediately prior to the commencement of the tender offer; or (c) an amount equal to the earnings per share of the Corporation for the four full consecutive fiscal quarters immediately preceding the proposed Transaction multiplied by the then current price/earnings ratio of the Interested Purchaser.

XI.

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and all rights conferred upon stockholders herein are granted subject to this reservation.

* * *

IN WITNESS WHEREOF, this Restated Certificate of Incorporation, which only restates and integrates and does not further amend the provisions of the Fourth Amended and Restated Certificate of Incorporation of the Corporation as heretofore amended or supplemented, there being no discrepancies between those provisions and the provisions of this Restated Certificate of Incorporation, and it having been duly adopted by the Corporation’s Board of Directors in accordance with Section 245 of the Delaware General Corporation Law, has been executed by the undersigned duly authorized officer of the Corporation on this 10th day of June, 2025.

/s/ Kirsten Newquist
Name: Kirsten Newquist
Title: Chief Executive Officer

EXHIBIT A

IDENTIV, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
SERIES B NON-VOTING CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE
DELAWARE GENERAL CORPORATION LAW

The undersigned, Steven Humphreys and Sandra Wallach, do hereby certify that:

1. They are the President and Secretary, respectively, of Identiv, Inc., a Delaware corporation (the “Corporation”).

2. The Corporation is authorized to issue 10,000,000 shares of preferred stock, none of which have been issued.

3. The following resolutions were duly adopted by the board of directors of the Corporation (the “Board of Directors”):

WHEREAS, the certificate of incorporation of the Corporation provides for a class of its authorized stock known as preferred stock, consisting of 10,000,000 shares, $0.001 par value per share, issuable from time to time in one or more series;

WHEREAS, the Board of Directors is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any series and the designation thereof, of any of them; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of preferred stock, which shall consist of up to 5,000,000 shares of the preferred stock which the Corporation has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

TERMS OF PREFERRED STOCK

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Accreted Value” shall have the meaning set forth in Section 3.

“Accretion Rate” shall have the meaning set forth in Section 3. Notwithstanding the foregoing, following the occurrence of a Triggering Event, and for so long as such Triggering Event continues, the Accretion Rate shall automatically increase by an additional 1% quarterly; provided, however, that in no event will the Accretion Rate exceed 9%.

“Additional Shares of Common Stock” shall have the meaning set forth in Section 7(c)(v).

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such Person, as such terms are used in and construed under Rule 405 of the Securities Act.

“Alternate Consideration” shall have the meaning set forth in Section 7(b).

“Beneficial Ownership Limitation” shall have the meaning set forth in
Section 6(d).

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Change of Control Transaction” means the occurrence after the applicable Original Issue Date in one or more related transactions of any of (a) an acquisition (whether by way of merger, share exchange, consolidation, business combination or similar transaction) by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Corporation, or by contract) of in excess of 50% of the voting securities of the Corporation, (b) the Corporation merges into or consolidates with any other Person, or any Person merges into or consolidates with the Corporation and, after giving effect to such transaction, the stockholders of the Corporation immediately prior to such transaction own less than 50% of the aggregate voting power of the Corporation or the successor entity of such transaction, or (c) the Corporation sells, leases, licenses, conveys, transfers or otherwise disposes of all or substantially all of its assets to another Person.

“Closing” means a closing of the purchase and sale of Preferred Stock pursuant to Section 2.1 or Section 2.2 of the Purchase Agreement.

“Closing Price” shall mean, with respect to the Common Stock at a time on any date of determination, the consolidated closing bid price per share on the relevant Trading Market immediately preceding such time. If such time takes place during market hours, before the close of the regular session at 4 PM Eastern Time, then the previous trading day’s consolidated closing bid price is used. If such time takes place after the close of the regular session, then that day’s consolidated closing bid price is used.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the Corporation’s common stock, par value $0.001 per share, and any other class or type of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities or instruments of the Corporation or its subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Date” shall have the meaning set forth in Section 6(a).

“Conversion Price” shall have the meaning set forth in Section 6(b).

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Preferred Stock in accordance with the terms hereof.

“Convertible Securities” means evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for shares or Common Stock, including but not limited to the Preferred Stock, warrants, notes, or other rights to acquire securities of the Corporation (but excluding Options).

“Effective Price” shall have the meaning set forth in Section 7(c)(v).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fully Diluted Limited” shall have the meaning set forth in Section 7(c)(i).

“Fundamental Transaction” shall have the meaning set forth in Section 7(b).

“Holder” means a holder of Preferred Stock.

“Liquidation” shall have the meaning set forth in Section 5.

“Minimum Conversion Price” means $3.27 subject to appropriate adjustment in the event of any stock dividend, stock split, combination, repurchase or similar recapitalization with respect to the Corporation.

“Notice of Conversion” shall have the meaning set forth in Section 6(a).

“Options” means rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

“Original Issue Date” means, with respect to a share of Preferred Stock, the date of the first issuance of such share of Preferred Stock regardless of the number of transfers of such share of Preferred Stock and regardless of the number of certificates which may be issued to evidence such share of Preferred Stock.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Preferred Stock” shall have the meaning set forth in Section 2.

“Purchase Agreement” means the Securities Purchase Agreement, dated as of December 21, 2017, by and among the Corporation and certain Holders, as amended, modified or supplemented from time to time in accordance with its terms.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share Delivery Date” shall have the meaning set forth in Section 6(c)(i).

“Stated Value” shall have the meaning set forth in Section 2, as the same may be increased pursuant to Section 3.

“Subsequent Financing” shall have the meaning set forth in Section 7(c)(i).

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which Common Stock is listed or quoted for trading on the date in question: the Nasdaq Stock Market, the New York Stock Exchange, OTCQB or OTCQX (or any successors to any of the foregoing).

“Transfer Agent” means American Stock Transfer and Trust Company, the current transfer agent of the Corporation with a mailing address of 6201 15th Ave, Brooklyn, NY 11219 and a telephone number of 800.937.5449, and any successor transfer agent of the Corporation.

“Triggering Event” means (a) the failure to pay any amounts owed to any Holder when due, (b) the failure of the Corporation to deliver shares of Common Stock when required in connection with a conversion of Preferred Stock, (c) any material breach by the Corporation of the Purchase Agreement that has not been cured within forty-five (45) days following delivery to the Corporation of written notice in respect thereof, (d) any material breach by the Corporation of the terms of this Certificate of Designation that has not been cured within forty-five (45) days following delivery to the Corporation of written notice in respect thereof and (e) any material breach of the Corporation’s obligations regarding “Registration Rights” pursuant to that certain Stockholder Agreement, dated as of December 21, 2017, by and among the Corporation and certain Holders that has not been cured within forty-five (45) days following delivery to the Corporation of written notice in respect thereof.

“Underlying Shares” means the shares of Common Stock issued and issuable upon conversion of Preferred Stock in accordance with the terms of this Certificate of Designation.

Section 2. Designation, Amount and Par Value. A series of preferred stock is hereby created out of the authorized and unissued shares of preferred stock, par value $0.001 per share, of the Corporation and shall be designated as Series B Non-Voting Convertible Preferred Stock (the “Preferred Stock”). The total number of shares of Preferred Stock that the Corporation is authorized to issue is five million (5,000,000). Each share of Preferred Stock shall have a par value of $0.001 per share and a stated value equal to $4.00 (the “Stated Value”).

Section 3. Dividends. From and after the applicable Closing, the Stated Value for each share of Preferred Stock issued at such Closing will accrete at an annual rate of (i) five percent (5%) for each of the first six (6) years following such Closing and (ii) three percent (3%) for each year thereafter (the “Accretion Rate”), in each case, compounded annually at year-end (the Stated Value as so accreted, the “Accreted Value”). For each year following the tenth (10th) anniversary of the Initial Closing (as defined in the Purchase Agreement), the Corporation shall have the option to eliminate any such year’s accretion in respect of the shares of Preferred Stock owned by any Holder by paying such Holder prior to the end of such year an amount in cash equal to the product obtained by multiplying the Accretion Rate by the Accreted Value for each such share of Preferred Stock at the time that the Corporation selects the option to pay in cash. If the Corporation declares or makes any dividend or other distribution of its assets (or right to acquire its assets), securities, evidences of indebtedness or other property to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, evidences of indebtedness, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) or proposes to redeem or exchange, or redeems or exchanges any shares of Common Stock or any other securities of the Company (other than redemptions pursuant to any bona fide employee or director incentive or benefit plan of the Corporation adopted by the Board of Directors or redemptions in connection with the cashless exercise of Options) (a “Distribution”), then, in each such case, each Holder shall be entitled to participate in such Distribution to the same extent that such Holder would have participated therein if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of the Preferred Stock held by such Holder (without regard to the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution; provided, however, to the extent that such Holder’s right to participate in any such Distribution would result in such Holder exceeding the Beneficial Ownership Limitation, then such Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of such Holder until such time, if ever, as its rights thereto would not result in such Holder exceeding the Beneficial Ownership Limitation. Except as set forth in this Section 3, no other Distributions shall be paid on shares of Preferred Stock other than pursuant to Section 5.

Section 4. Voting Rights. Except as otherwise provided herein or as otherwise required by law, the Preferred Stock shall have no voting rights. Notwithstanding the foregoing, for so long as (i) at least 500,000 shares of Preferred Stock are outstanding or (ii) any shares of Preferred Stock that cannot be converted in accordance with the terms hereof are outstanding, the Corporation shall not, without the affirmative vote of the Holders owning a majority of the then-outstanding shares of Preferred Stock, (a) amend, alter, waive or repeal (by merger, amendment, recapitalization, consolidation, reorganization or otherwise) this Certificate of Designation (or any provision thereof), (b) amend, alter, waive or repeal (by merger, amendment, recapitalization, consolidation, reorganization or otherwise) its certificate of incorporation, bylaws or other charter documents (or any provision thereof), but not including this Certificate of Designation for purposes of this clause (b), (x) if the amendment would adversely affect the Preferred Stock or the Holders (in their capacity as holders of Preferred Stock), or (y) to create or authorize the creation of any class or series of capital stock unless the same does not rank senior to the Preferred Stock with respect to any power, preference or special right of the Preferred Stock set forth in this Certificate of Designation, (c) issue any shares of Preferred Stock other than pursuant to (x) the Purchase Agreement or (y) a stockholder rights plan in respect of which (1) each Holder and its Affiliates are excluded or exempted Persons, and (2) each Holder has the same rights and obligations as the holders of Common Stock (on an as-converted basis disregarding the Beneficial Ownership Limitation for such purpose), (d) increase or decrease the aggregate number of authorized shares of Preferred Stock, or (e) enter into any agreement with respect to any of the foregoing. Further, in the event of a prospective Change of Control Transaction or Fundamental Transaction where the price per share distributable to the Corporation’s stockholders in respect thereof is anticipated to be less than $4.00 per share, as adjusted pursuant to any provision of Section 7, each Holder of outstanding shares of Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such Holder are convertible as of the record date for determining stockholders entitled to vote on such prospective Change of Control Transaction or Fundamental Transaction (disregarding the Beneficial Ownership Limitation for such purpose).

Section 5. Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, Change of Control Transaction or Fundamental Transaction (each, a “Liquidation”), each Holder shall be entitled to receive out of the assets and funds of the Corporation, whether capital or surplus, in respect of each share of Preferred Stock held by such Holder at such time the same amount and form of consideration such Holder would receive if all of the Preferred Stock, plus all accrued and unpaid dividends, thereon was fully converted to Common Stock (disregarding the Beneficial Ownership Limitation for such purposes) immediately prior to such Liquidation, subject to any previously implemented anti-dilution adjustment in accordance with this Certificate of Designation, which amounts shall be paid pari passu with the amounts payable to the holders of Common Stock. A Fundamental Transaction or Change of Control Transaction shall be deemed a Liquidation; provided, that a Change of Control Transaction where the Corporation is the surviving corporation and Common Stock remains listed or quoted on any Trading Market, shall not be deemed a Liquidation. The Corporation shall mail to each Holder written notice of any such Liquidation not less than 20 days prior to the payment date stated therein.

Section 6. Conversion.

(a) Conversions at Option of Holder. Each share of Preferred Stock shall be convertible by the Holder thereof, at any time and from time to time, (i) following the sixth (6th) anniversary of the Initial Closing or (ii) if earlier, during the thirty (30) day period following the last Trading Day of any period of three (3) or more consecutive Trading Days that the Closing Price of a share of Common Stock as reflected on a Trading Market exceeds $10.00, in each case, at the option of the Holder thereof, into such number of shares of Common Stock (subject to the Beneficial Ownership Limitation) equal to the quotient obtained by dividing the Accreted Value of such share of Preferred Stock by the Conversion Price then in effect. A Holder shall effect any such conversion by providing the Corporation with the form of conversion notice attached as Exhibit D to the Purchase Agreement (a “Notice of Conversion”). Each Notice of Conversion provided by any Holder shall specify (A) the number of shares of Preferred Stock to be converted by such Holder, (B) the number of shares of Preferred Stock owned by such Holder prior to the conversion at issue, (C) the number of shares of Preferred Stock owned subsequent to the conversion at issue by such Holder and (D) the date on which such conversion is to be effected, which date may not be prior to the date such Holder delivers by facsimile or email such Notice of Conversion to the Corporation (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion is deemed delivered to the Corporation hereunder. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect any conversion of shares of Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing such shares of Preferred Stock to the Corporation unless all of the shares of Preferred Stock held by such Holder are so converted, in which case such Holder shall deliver the certificate representing such shares of Preferred Stock promptly following the Conversion Date at issue. Shares of Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued.

(b) Conversion Price. The conversion price for Preferred Stock shall equal to the Stated Value, subject to adjustment as set forth herein (the “Conversion Price”).

(c) Mechanics of Conversion.

i. Delivery of Conversion Shares Upon Conversion. Not later than three (3) Trading Days after each Conversion Date (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the converting Holder the number of Conversion Shares being acquired upon the conversion of the Preferred Stock set forth in the applicable Notice of Conversion.

ii. Failure to Deliver Conversion Shares. If, in the case of any Notice of Conversion, the applicable Conversion Shares are not delivered to, or as directed by, the applicable Holder by the Share Delivery Date, such Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such Conversion Shares, to rescind such Notice of Conversion, in which event the Corporation shall promptly return to such Holder any original Preferred Stock certificate(s) delivered to the Corporation in connection with such Notice of Conversion and such Holder shall promptly return to the Corporation the Conversion Shares issued to such Holder pursuant to the rescinded Notice of Conversion to the extent they are actually received by such Holder following such rescission.

iii. Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will reserve and at all times keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of Preferred Stock, as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons (other than the Holders), not less than such aggregate number of shares of Common Stock as shall be issuable upon the conversion of the then outstanding shares of Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable, free and clear of all liens, claims, security interests and other encumbrances created by the Corporation. The Corporation further covenants that, if at any time the Common Stock shall be listed on a Trading Market, the Corporation will, if permitted by the rules of such Trading Market, cause to be listed or quoted on such exchange or automated quotation system, all Common Stock issuable upon conversion of the Preferred Stock.

iv. Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of Preferred Stock. As to any fraction of a share which a Holder would otherwise be entitled to purchase upon such conversion, the Corporation shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up such fraction to the next whole share.

v. Transfer Taxes and Expenses. The issuance of any Conversion Shares shall be made without charge to the applicable Holder for any documentary stamp, transfer or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares or other incidental expenses in connection therewith, all of which shall be paid by the Corporation; provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of such Conversion Shares in a name other than that of such Holder, and the Corporation shall not be required to issue or deliver such Conversion Shares unless or until the amount of such tax shall have been paid to the Corporation or it shall have established to the reasonable satisfaction of the Corporation that such tax has been paid. The Corporation shall pay all Transfer Agent fees required for same-day processing of any Notice of

Conversion and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Conversion Shares.

vi. Closing of Books. The Corporation will not close its stockholder books or records in any manner which prevents the timely conversion of any Preferred Stock pursuant to the terms hereof.

(d) Beneficial Ownership Limitation. Notwithstanding anything to the contrary contained herein, the Corporation shall not effect any conversion of Preferred Stock, and a Holder shall not have the right to convert any portion of Preferred Stock, to the extent that, after giving effect to such conversion, such Holder (or any of such Holder’s Affiliates or any Persons acting as a group together with such Holder or any of such Holder’s Affiliates (such Persons, the “Attribution Parties”)) would beneficially own in excess of the Beneficial Ownership Limitation. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and the Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) conversion of the remaining, unconverted Preferred Stock beneficially owned by such Holder or any the Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including, without limitation, any other Common Stock Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such Holder or any of the Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 6(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 6(d) applies, the determination of whether Preferred Stock is convertible (in relation to other securities owned by such Holder together with the Attribution Parties) and of how many shares of Preferred Stock are convertible shall be in the sole discretion of such Holder (provided that such determination by such Holder shall be reasonably acceptable to the Corporation), and the submission of a Notice of Conversion shall be deemed to be such Holder’s determination of whether the shares of Preferred Stock set forth in such Notice of Conversion may be converted (in relation to other securities owned by such Holder together with the Attribution Parties) and how many shares of the Preferred Stock are convertible, in each case, subject to the Beneficial Ownership Limitation, and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 6(d), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Corporation’s most recent periodic or annual report filed with the Commission, as the case may be; (ii) a more recent public announcement by the Corporation; or (iii) a more recent written notice by the Corporation or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Corporation shall within two (2) Trading Days confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Preferred Stock, by such Holder or the Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 19.9% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Preferred Stock held by the applicable Holder. A Holder, upon notice to the Corporation, may waive the Beneficial Ownership Limitation provisions of this Section 6(d) applicable to its Preferred Stock; provided that such waiver (A) will not be effective until the 61st day after such notice is delivered to the Corporation, (B) shall only apply to such Holder and no other Holder, and (C) will not be effective to the extent such waiver would require the prior approval of the Corporation’s stockholders, unless such approval has been obtained. The limitations contained in this Section 6(d) shall apply to a successor holder of Preferred Stock.

Section 7. Certain Adjustments. From and after the Original Issue Date, the Conversion Price shall be adjusted from time to time by the Corporation as follows:

(a) Stock Dividends and Stock Splits. If the Corporation, at any time while this Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, the Preferred Stock); (ii) subdivides outstanding shares of Common Stock into a larger number of shares; (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares; or (iv) issues, in the event of a reclassification of shares of Common Stock, any shares of capital stock of the Corporation, then, in each case, the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

(b) Fundamental Transaction. If, at any time while the Preferred Stock is outstanding, (i) the Corporation, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Corporation with or into another Person, (ii) the Corporation, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Corporation, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of Common Stock or any compulsory share exchange pursuant to which Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Corporation, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each, a “Fundamental Transaction”), then, each Holder shall have the right to receive for each Conversion Share that would have been issuable to such Holder upon conversion of the Preferred Stock held by such Holder immediately prior to the occurrence of such Fundamental Transaction (had such conversion occurred immediately prior to the occurrence of such Fundamental Transaction and without regard to the Beneficial Ownership Limitation), at the option of such Holder, the number of shares of capital stock of the successor or acquiring corporation or shares of Common Stock of the Corporation, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which the Preferred Stock held by such Holder is convertible immediately prior to such Fundamental Transaction (without regard to the Beneficial Ownership Limitation). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then each Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Preferred Stock following such Fundamental Transaction.

(c) Sales of Shares Below Conversion Price.

i. If at any time or from time to time after the date of the filing of this Certificate of Designation, the Corporation grants, issues or sells Additional Shares of Common Stock (a “Subsequent Financing”) for an Effective Price less than the then existing Conversion Price, then the Conversion Price shall be reduced, effective as of the closing of such Subsequent Financing, to a price determined by multiplying that Conversion Price by a fraction, the numerator of which shall be (A) the number of shares of Common Stock outstanding as of the close of business on the day preceding the closing of the Subsequent Financing (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of all rights, options or warrants or upon conversion of all securities convertible into or exchangeable for Common Stock (including the Preferred Stock) outstanding as of the close of business on the day preceding the closing of the Subsequent Financing) plus (B) the number of shares of Common Stock which the aggregate consideration received (or by the express provisions hereof is deemed to have been received) by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price (prior to such adjustment) and the denominator of which shall be (X) the number of shares of Common Stock outstanding immediately prior to the closing of the Subsequent Financing (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of all rights, options or warrants or upon conversion of all securities convertible into or exchangeable for Common Stock (including the Preferred Stock) outstanding as of the close of business on the day preceding the closing of the Subsequent Financing) plus (Y) the number of such Additional Shares of Common Stock issued or sold in the Subsequent Financing; provided, however, that notwithstanding the foregoing, to the extent that the adjustments in this Section 7(c) result in a Conversion Price that is less than the Minimum Conversion Price, (x) the aggregate number of shares that the Holders shall be entitled to purchase or receive at a Conversion Prices less than the Minimum Conversion Price shall not exceed 2,847,603 (the “Fully Diluted Limit”) and (b) the Conversion Price with respect to amounts in excess of the Fully Diluted Limit shall be the Minimum Conversion Price. For the purpose of making any adjustment required under this Section 7(c), the consideration received by the Corporation for any issue or sale of securities shall (A) to the extent it consists of cash be computed at the amount of cash received by the Corporation, (B) to the extent it consists of property other than cash, be computed at the fair market value of that property as determined in good faith by the Board of Directors, and (C) if Additional Shares of Common Stock, Convertible Securities or Options are issued or sold together with other stock or securities or other assets of the Corporation for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares of Common Stock, Convertible Securities or Options.

ii. For the purpose of the adjustment required under this Section 7(c)(i), if the Corporation issues or sells any Convertible Securities or Options (or securities directly or indirectly convertible into or exchangeable for Additional Shares of Common Stock, Convertible Securities or Options), and if the Effective Price of such Common Stock underlying any such Convertible Securities or Options is less than the Conversion Price then in effect, then in each case the Corporation shall be deemed to have issued at the time of the issuance of such Convertible Securities or Options the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Corporation for the issuance of Convertible Securities or Options, plus, in the case of any Options, the minimum amounts of consideration, if any, payable to the Corporation upon the exercise of such Options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion thereof. No further adjustment of the Conversion Price, adjusted upon the issuance of such Convertible Securities or Options, shall be made as a result of the actual issuance of Additional

Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities.

iii. If any such Options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Conversion Price as adjusted upon the issuance of such Options or Convertible Securities shall be readjusted to the Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such Options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise, plus the consideration, if any, actually received by the Corporation for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities.

iv. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exercisable or exchangeable for shares of Common Stock increases or decreases at any time, the Conversion Price in effect at the time of such increase or decrease shall be adjusted to the Conversion Price, which would have been in effect at such time had such Options or Convertible Securities provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 7(c)(iv), if the terms of any Option or Convertible Security that was outstanding as of the date hereof are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the shares of Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease. No adjustment pursuant to this Section 7(c) shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

v. “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or deemed issued hereunder) by the Corporation after the date of the filing of this Certificate of Designation, whether or not subsequently reacquired or retired by the Corporation, other than: (A) shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on Preferred Stock; (B) shares of Common Stock or Options issued to employees, directors, officers, consultants, contractors, or advisors to the Corporation or any of its subsidiaries in connection with the provision of bona fide services pursuant to a plan, agreement or arrangement approved by the Board of Directors; (C) shares of Common Stock or Convertible Securities actually issued upon the exercise of

Options outstanding on the Original Issue Date or thereafter issued in accordance with the Certificate of Incorporation of the Corporation or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities outstanding on the Original Issue Date or thereafter issued in accordance with the Certificate of Incorporation of the Corporation, in each case, provided such issuance is pursuant to the terms of such Option or Convertible Security; (D) shares of Common Stock, Options or Convertible Securities issued to banks, equipment lessors or other financial institutions, or to real property lessors in connection with the provision of bona fide goods or services pursuant to a debt financing, equipment leasing, commercial credit arrangements, real property leasing transactions or similar transaction approved by the Board of Directors; (E) shares of Common Stock, Options or Convertible Securities issued to suppliers or third party service providers in connection with the provision of bona fide goods or services pursuant to transactions approved by the Board of Directors; (F) shares of Common Stock, Options or Convertible Securities issued pursuant to the acquisition of another entity by the Corporation through a merger, the purchase of all or substantially all of the assets of the other entity, other reorganization, or in connection with a joint venture agreement, technology license agreement or other acquisition agreement pursuant to which the Company acquires technology or other assets in a transaction or series of related transactions, in each case, approved by the Board of Directors; and (G) shares of Common Stock, Options or Convertible Securities issued upon conversion of Preferred Stock. The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the aggregate consideration received, or deemed to have been received by the Corporation for such issue under this Section 7(c), for such Additional Shares of Common Stock by the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Corporation under this Section 7(c).

(d) Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

(e) Board of Directors. If any event occurs as to which, in the opinion of the Board of Directors, the provisions of this Section 7 are not strictly applicable or if strictly applicable would not fairly protect the rights of the Holders in accordance with the essential intent and principles of such provisions, then, if the Board of Directors determines in its sole discretion that an adjustment is in the Corporation’s best interest, the Board of Directors shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such rights as aforesaid.

(f) Notice to the Holders.

i. Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each Holder by facsimile or email a notice setting forth the Conversion

Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

ii. Notice to Allow Conversion by Holder. If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of Common Stock, (C) the Corporation shall authorize the granting to all holders of Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of this Preferred Stock, and shall cause to be delivered by facsimile or email to each Holder at its last facsimile number or email address as it shall appear upon the stock books of the Corporation, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Corporation or any of the Subsidiaries, the Corporation shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K. Each Holder shall remain entitled to convert the Preferred Stock (or any part hereof) held by such Holder during the 20-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

Section 8. Miscellaneous.

(a) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile or e-mail, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at the address set forth above Attention: Chief Financial Officer, e-mail address

swallach@identiv.com, or such other facsimile number, e-mail address or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 8. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile or e-mail, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number, e-mail address or address of such Holder appearing on the books of the Corporation, or if no such facsimile number, e-mail address or address appears on the books of the Corporation, at the principal place of business of such Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number or email at the e-mail address set forth in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number or e-mail at the e-mail address set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b) Lost or Mutilated Preferred Stock Certificate. If a Holder’s Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

(c) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof.

(d) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(e) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(f) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

(g) Status of Converted or Redeemed Preferred Stock. If any shares of Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series B Non-Voting Convertible Preferred Stock.

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RESOLVED, FURTHER, that the Chairman, the president or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file this Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Delaware law.

IN WITNESS WHEREOF, the undersigned have executed this Certificate this
December 21, 2017.

/s/ Steven Humphreys		/s/ Sandra Wallach
Name:	Steven Humphreys	Name:	Sandra Wallach
Title:	President	Title:	Secretary